As filed with the Securities and Exchange Commission on May 10, 2021.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DANAOS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Not Applicable
(Translation of Registrant’s Name into English)

Republic of the Marshall Islands (State or other Jurisdiction of Incorporation or Organization)	N/A (I.R.S. Employer Identification No.)

c/o Danaos Shipping Company Limited

Athens Branch
14 Akti Kondyli
185 45 Piraeus, Greece
+30 210 419 6480

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Evangelos Chatzis Chief Financial Officer c/o Danaos Shipping Co. Ltd., Athens Branch 14 Akti Kondyli 185 45 Piraeus Greece Telephone: +30 210 419 6480 Facsimile: +30 210 419 6489	Finn Murphy, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 United States of America Telephone: +1 (212) 309-6000 Facsimile: +1 (212) 309-6001

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405. ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.01 per share	3,000,000	$59.54	$178,620,000	$19,487.45

(1) Plus such additional shares as may be issued by reason of stock splits, stock distributions and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of Danaos Corporation’s common stock on the New York Stock Exchange on May 4, 2021.

PROSPECTUS

DIVIDEND REINVESTMENT PLAN

3,000,000 Shares of Common Stock

Danaos Corporation

This prospectus relates to sales of up to 3,000,000 shares of our common stock, par value $0.01 per share, or “common stock,” pursuant to our Dividend Reinvestment Plan, or the “plan.” The plan provides existing holders of common stock with a convenient and cost effective method of purchasing shares of our common stock without the payment of any brokerage commissions or service fees. Existing holders of common stock, or “stockholders,” may purchase additional shares of common stock by reinvesting cash dividends received on all or a portion of their holdings of common stock. The price to be paid for each share of common stock purchased directly from us under the plan will be a price equal to the average market price of common stock as described herein less a discount ranging from 0% to 5%, subject to change on a quarterly basis at our sole discretion. The price of the shares of common stock purchased on the open market will be a price equal to the average market price of common stock as described herein without any discount. Participants in the plan should retain this prospectus for future reference. Your participation in the plan is voluntary and you may commence or terminate your participation at any time. If you do not elect to participate in the plan, you will continue to receive cash dividends, as declared, in the usual manner.

Our common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “DAC.” On May 7, 2021, the last reported sale price for our common stock on the NYSE was $65.56.

Our principal executive offices are located at c/o Danaos Shipping Company Limited, 14 Akti Kondyli, 185 45 Piraeus, Greece. Our telephone number at such address is +30 210 419 6480.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 3 of this prospectus and in our Annual Report on Form 20-F filed with the Securities and Exchange Commission and incorporated by reference herein before you make an investment in our shares. Also see the section entitled Description of the Plan, Question 2, “What are the advantages and disadvantages of the plan?” beginning on page 7 of this prospectus, in addition to the other information contained or incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 10, 2021.

i

FORWARD-LOOKING STATEMENTS

All statements in this prospectus (and in the documents incorporated by reference herein) that are not statements of historical fact are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as “forward-looking statements.” In some cases, predictive, future-tense or forward-looking words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “may,” “should,” “could” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the Securities and Exchange Commission (the “SEC”), other information sent to our security holders, and other written materials. We caution that these and other forward- looking statements included in this prospectus (and as of the date of the documents incorporated by reference herein) represent our estimates and assumptions as of the date of this prospectus (and in the documents incorporated by reference herein) or the date on which such oral or written statements are made, as applicable, about factors that are beyond our ability to control or predict, and are not intended to give any assurance as to future results.

Factors that might cause future results to differ include, but are not limited to, the following:

•	future operating or financial results;

•	the impact of the novel coronavirus 2019 (COVID-19) pandemic and efforts throughout the world to contain its spread;

•	pending acquisitions and dispositions, business strategies and expected capital spending;

•	operating expenses, availability of crew, number of off-hire days, drydocking requirements and insurance costs;

•	general market conditions and container shipping market trends, including charter rates, vessel values and factors affecting supply and demand;

•	our ability to comply with the terms of the agreements entered into in connection with our debt refinancing consummated on April 12, 2021;

•	our financial condition and liquidity, including our ability to comply with covenants in our financing arrangements and to service or refinance our outstanding indebtedness;

•	performance by our charterers of their obligations;

•	the availability of ships to purchase, the time that it may take to construct new ships, or the useful lives of our ships;

•	our ability to obtain financing in the future to fund acquisitions and other general corporate activities;

•	our continued ability to enter into multi-year, fixed-rate period charters with our customers;

•	our ability to leverage to our advantage our manager’s relationships and reputation in the containership shipping sector of the international shipping industry;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from future litigation; and

•	other factors discussed in “Risk Factors” section in this prospectus and in the documents incorporated by reference into this prospectus.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

Unless we otherwise specify, when used in this prospectus the terms “Danaos,” the “Company,” “we,” “our,” “us” or similar terms refer to Danaos Corporation and its subsidiaries and/or any one of them. We use the term “twenty-foot equivalent unit” or “TEU,” the international standard measure of containers, in describing the capacity of our containerships.

THE COMPANY

We are an international owner of containerships with more than 40 years’ experience owning, managing and chartering our vessels to many of the world's largest liner companies. As of April 30, 2021, we had a fleet of 60 containerships aggregating 371,262 TEUs, making us among the largest containership charter owners in the world, based on total TEU capacity. In addition, Gemini Shipholdings Corporation, in which we have a 49% minority equity interest, owns five containerships of 32,531 TEU aggregate capacity.

Danaos Corporation, formerly Danaos Holdings Limited, was formed on December 7, 1998 under the laws of Liberia. Danaos Holdings Limited was redomiciled in the Marshall Islands on October 7, 2005. We operate through a number of wholly-owned subsidiaries which own the vessels in our fleet. In connection with the redomiciliation, the Company changed its name to Danaos Corporation. Our principal executive offices are c/o Danaos Shipping Co. Ltd., Athens Branch, 14 Akti Kondyli, 185 45 Piraeus, Greece. Our telephone number at that address is +30 210 419 6480. Our website is http://www.danaos.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely as an inactive textual reference.

Additional information about the Company and its subsidiaries is included in documents incorporated by reference in this prospectus. See “Incorporation of Certain Information by Reference.”

RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the important factors set forth below and under the heading “Risk Factors” in our most recent Annual Report on Form 20-F filed with the SEC and incorporated herein by reference before investing in any securities that may be offered. For further details, see the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.” Any of the risk factors referred to herein could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our securities. The risks referred to herein are not the only ones that may exist. Additional risks not currently known by us or risks that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

Risks Related to the Plan

You will not know the price of the common stock you are purchasing under the plan at the time you elect to reinvest your dividends to purchase additional common stock, and you may not be able to direct the time or price at which your common stock is sold under the plan.

The price of our common stock may fluctuate between the time you decide to reinvest in common stock under the plan and the time of the actual reinvestment. In addition, during this time period, you may become aware of additional information that might affect your investment decision, but will be unable to terminate your participation in the plan prior to a dividend payment date if your notice of termination in proper form is received by the plan administrator, American Stock Transfer & Trust Company, LLC, or the “Administrator,” fewer than three business days prior to the relevant dividend payment date. If you decide to terminate your participation in the plan and instruct the Administrator to sell common stock under the plan, you will not be able to direct the time or price at which your shares are sold. The price of our common stock may decline between the time you decide to sell your shares and the time of actual sale.

We may amend, suspend or terminate the plan at any time.

Under the plan, we may amend, suspend or terminate the plan at any time, and such amendments, modifications, suspensions or termination may be materially prejudicial to participants on a going-forward basis. We will send written notice to participants of any material amendment, suspension or termination. If the plan is terminated, the Administrator will remit to participants whole shares of common stock, together with the proceeds from the sale of any fractions of shares of common stock. If the plan is suspended, subsequent dividends will be paid in cash.

In addition, if the aggregate number of shares of common stock registered for issuance under the plan and purchased by the Administrator, upon our instruction, from parties other than us is insufficient to satisfy the reinvestment demand for a dividend period, you will receive such dividends in cash, as declared and paid in the usual manner.

You may incur tax obligations without receiving cash with which to pay those obligations.

If you reinvest dividends under the plan, you will be treated for U.S. federal income tax purposes as having received a distribution on the dividend payment date, which may give rise to a tax payment obligation without providing you with cash to pay such tax when it becomes due. See Question 2 under “Description of the Plan” and “Material United States Federal Income Tax Considerations” for a description of certain U.S. federal income tax considerations relevant to participating in the plan.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale of securities pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC are available without charge on the website maintained by the SEC at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and we file periodic reports and other information with the SEC. These periodic reports and other information are available to the public on the website of the SEC referred to above. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will also be considered to be part of this prospectus and will automatically update and supersede the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the SEC on March 4, 2021;

•	our Reports on Form 6-K furnished to the SEC on April 13, 2021 and May 10, 2021 (with filing date May 11, 2021); and

•	the description of our common stock in our Registration Statement on Form 8-A filed with the SEC on October 2, 2006, and any amendments or reports filed updating that description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if such Form 6-K states that it is incorporated by reference into this prospectus) until we file a post-effective amendment to the registration statement of which this prospectus is a part indicating that the offering of the securities made by this prospectus has been terminated.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Copies of these documents also may be obtained on the “Investors” section of our website at www.danaos.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus. Requests for such information should be made to us at the following address:

Danaos Corporation
c/o Danaos Shipping Co. Ltd.
14 Akti Kondyli
185 45 Piraeus, Greece
Telephone No.: + 30 210 419 6401
Fax No.: + 30 210 419 6489
Attention: Chief Financial Officer

You should assume that the information appearing in this prospectus, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

DESCRIPTION OF THE PLAN

The following questions and answers explain and constitute our Dividend Reinvestment Plan, which we refer to as the “plan”. The common stock offered by this prospectus, if and when issued, will be issued pursuant to the plan, which will be effective for dividends payable after May 10, 2021. If you decide not to participate in the plan, you will receive cash dividends, as declared and paid in the usual manner.

The plan is open to our existing stockholders and to investors who become stockholders of the Company in the future. Existing stockholders are either “record owners” or “beneficial owners”. You are a record owner if you own common stock in your own name. You are a beneficial owner if you own common stock that is registered in a name other than your own name (for example, the name of a broker or bank). A record owner may participate directly in the plan. If you are a beneficial owner, however, you will either have to become a record owner by having the shares in respect of which you would like to participate transferred into your name or coordinate your participation through the broker, bank or other nominee in whose name your shares are held.

PURPOSE

1.	What is the purpose of the plan?

The plan provides a convenient means for our stockholders to increase their investment in the Company by reinvesting their cash dividends (net of any applicable withholding tax). Stockholders are permitted to invest cash dividends in our common stock without paying any brokerage commission or service charge and, at certain times, at a discount from the Market Price. Please read Question 9 with respect to the purchase price for common stock purchased through reinvestments under the plan. As a result of the reinvestment by stockholders of cash dividends declared on their common stock, we will retain additional capital funds which will be used for our general corporate purposes.

The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities that could cause aberrations in the overall trading volume of our common stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price for common stock acquired through the reinvestment of dividends under the plan. These transactions may cause fluctuations in the trading volume of our common stock. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible holders of common stock in order to eliminate practices which are not consistent with the purposes of the plan.

2.	What are the advantages and disadvantages of the plan?

Before deciding whether to participate in the plan, you should consider the following advantages and disadvantages of the plan.

Advantages.

•	The plan provides you with the opportunity to reinvest, toward the purchase of additional shares of our common stock, the cash dividends paid on all or a portion of your common stock. Dividend reinvestments made directly through us are eligible for a discount of up to 5% from the Market Price on the applicable investment date. Any such discount rate will be determined by our board of directors, in its sole discretion, and may be changed or discontinued at any time without notice to plan participants.
•	There are no costs associated with the plan that you must pay, except for certain fees for sales by the Administrator of common stock credited to your plan account. Please read Questions 15 and 17 for a description of these costs. You will not pay brokerage commissions or service fees to reinvest your dividends through the plan.
•	As noted above, you will have the convenience of having all or a portion of your cash dividends automatically reinvested in additional shares of our common stock. In addition, since the Administrator will credit fractional shares of common stock to your plan account, you will receive full investment of your dividends. Please read Questions 10 and 14.

•	At any time, you may direct the Administrator to sell or transfer all or a portion of the common stock held in your plan account. Sales of shares credited to your plan account may be sold as often as daily but at least within five business days of receipt of the sale request. Please read Question 15.

Disadvantages.

•	No interest will be paid on cash dividends pending reinvestment or investment under the terms of the plan.

•	You may not know the actual number of shares you will acquire until after the applicable investment date.

•	Your participation in the dividend reinvestment program generally will result in your being treated, for U.S. federal income tax purposes, as having received a distribution equal to the fair market value of the common stock on the dividend payment date. The fair market value of the common stock on the dividend payment date may be higher or lower than the Market Price or the “average price per share,” as applicable, used to determine the number of shares of common stock acquired pursuant to the plan. The distribution will be includable in your income as a taxable dividend to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes even though no cash will have been received to pay any tax that becomes due. Please read “Material United States Federal Income Tax Considerations.”

•	Sales by the Administrator of common stock credited to your plan account will involve a fee of $15.00 per transaction, to be deducted from the proceeds of the sale by the Administrator, plus a $0.12 per share brokerage commission and any applicable stock transfer taxes on the sales. Please read Question 15.

•	Because the purchase price for stock purchased directly from us under the plan is based on the prices quoted by the NYSE for shares of our common stock during the five trading days preceding the investment date, it is possible that the actual price you pay for common stock acquired under the plan may be higher than the amount for which the common stock could have been purchased in the open market on the investment date.

•	You cannot pledge common stock deposited in your plan account until the shares are withdrawn from the plan.

ELIGIBILITY

3.	Who is eligible to participate?

Record owners (stockholders whose shares are held in their name on the records kept by our transfer agent) of our common stock are eligible to directly participate in the plan.

Beneficial owners (stockholders whose shares are held in the name of a broker, bank or other nominee on the records kept by our transfer agent) of our common stock may participate in two ways:

•	By having the shares in respect of which such beneficial owner would like to participate transferred into his or her name from that of the applicable broker, bank or other nominee of such shares.

•	By arranging for the broker, bank or other nominee that is the record owner of his or her shares to participate in the plan on his or her behalf.

4.	Are there limitations on participation in the plan other than those described above?

Foreign Law Restrictions. You may not participate in the plan if it would be unlawful for you to do so in the jurisdiction(s) in which you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that your participation in the plan will not violate laws governing, among other matters, taxes, currency and exchange controls, stock registration and foreign investments.

Exclusion from Plan for Short-Term Trading or Other Practices. You should not use the plan to engage in short-term trading activities that could change the normal trading volume of our common stock. If you do engage in short-term trading activities, we may prevent you from participating in the plan. We reserve the right to modify, suspend or terminate participation in the plan, by otherwise eligible holders of our common stock, in order to eliminate practices that we determine, in our sole discretion, are not consistent with the purposes or operation of the plan or may adversely affect the price of our common stock.

Restrictions at Our Discretion. In addition to the restrictions described above, we reserve the right to prevent you from participating in the plan for any other reason. We have the sole discretion to exclude you from or terminate your participation in the plan.

JOINING THE PLAN

5.	How do I enroll in the plan?

Record Owners. Record owners may join the plan by (i) completing and signing an enrollment form and returning it to the Administrator or (ii) following the enrollment procedures specified on the Administrator’s website at www.astfinancial.com. Enrollment forms may be obtained at any time by written request (by contacting the Administrator at the address and telephone number provided in Question 20) or via the Internet (at the Administrator’s website, www.astfinancial.com).

Beneficial Owners. A beneficial owner may request that the number of shares the beneficial owner wishes to be enrolled in the plan be registered by the broker, bank or other nominee in such beneficial owner’s own name as a record owner, in which case he or she may participate directly in the plan in respect of such shares. Alternatively, beneficial owners may arrange for their broker, bank or other nominee to participate in the plan on his or her behalf. The broker, bank or other nominee should then make arrangements with its securities depository, which will provide the Administrator with the information necessary to allow the beneficial owner to participate in the plan.

Non-Stockholders. A non-stockholder must first become a record owner before becoming eligible to participate in the plan or, if a non-stockholder becomes a beneficial owner, such stockholder must follow the procedures described under the heading “Beneficial Owners” in this answer to Question 5.

6.	When will my participation in the plan begin?

If your enrollment form is received by the Administrator on or prior to the record date established for a particular dividend, reinvestment will commence with that dividend. If your enrollment form is received after the record date established for a particular dividend, reinvestment will commence with the dividend following the next record date, provided that you are, or your broker, bank or other nominee is, still a record owner on such record date. Once you enroll in the plan, you will remain enrolled in the plan until you withdraw from the plan, we terminate your participation in the plan or we terminate the plan.

HOW THE PLAN WORKS

7.	What are my investment options under the plan?

You may elect to have the cash dividends with respect to all or part of your common stock automatically reinvested in additional common stock through the dividend reinvestment program.

Common stock purchased with your reinvested cash dividends will be automatically credited to your plan account. Any cash dividends with respect to such subsequently credited shares will also be reinvested under the plan.

Cash dividends are paid on common stock when and as declared by our board of directors. Subject to the availability of common stock registered for issuance under the plan, there is no limitation on the amount of dividends you may reinvest under the dividend reinvestment program. If the aggregate number of common stock registered for issuance under the plan and common stock purchased by the Administrator, upon our instruction, from parties other than us is insufficient to satisfy the reinvestment demand for a dividend period, you will receive such dividends in cash, as declared and paid in the usual manner. Please read Question 11.

You may change your investment options at any time by requesting a new enrollment form and returning it to the Administrator at the address set forth in Question 20. Any enrollment form which is returned to the Administrator to change your investment options will be effective in accordance with the schedule described in Question 6.

8.	What is the purpose of the enrollment form?

If you elect to join the plan, your enrollment form will appoint the Administrator as your agent and will direct us to pay the Administrator, on applicable record dates, the cash dividends on your common stock that is enrolled in the plan (including all whole and fractional shares of common stock, computed to three decimal places, that are subsequently credited to your plan account). The cash dividends paid to the Administrator with respect to shares enrolled in the plan will be automatically reinvested by the Administrator in our common stock. Any cash dividends with respect to shares not enrolled in the plan will be paid directly to you.

Your enrollment form may specify the number of shares of your common stock that will be enrolled in the plan. If you elect the “Full Dividend Reinvestment” option, the Administrator will reinvest the cash dividends with respect to all of your common stock. If you elect the “Partial Dividend Reinvestment” option, the Administrator will reinvest the cash dividends with respect to the number of your common stock that is specified in your enrollment form, and we will continue to pay you cash dividends on any additional common stock that you hold, when and if such dividends are declared by our board of directors. You may select any one of the options desired, and the designated options will remain in effect (i) until you specify otherwise by indicating a different option on a new enrollment form or by withdrawing some or all shares from the plan in favor of receiving cash dividends or in order to sell your common stock or (ii) until the plan is terminated.

In addition, if you return a properly executed enrollment form to the Administrator without electing an investment option, you will be enrolled as having selected the Full Dividend Reinvestment option.

9.	What will be the price of shares purchased under the plan?

The purchase price of shares under the plan depends on whether the Administrator purchases new shares directly from us or the Administrator obtains your shares by purchasing them in the open market, and whether any discount is being offered by us at the time of the applicable purchase.

Shares Purchased from us Under the Plan. For shares purchased by the Administrator directly from us under the plan, we may offer a discount from the Market Price (as determined below), which discount may not exceed 5% of the Market Price on the applicable investment date. The discount rate will be set by our board of directors, in its sole discretion, and we may change or discontinue such discount rate at any time without notice to the plan participants. The purchase price for common stock acquired directly from us under the plan will be the Market Price of our common stock less any discount that we elect to offer, but in no event will the discount exceed 5% of the Market Price on the applicable investment date.

For purposes of the calculation of the purchase price for shares purchased directly from us, “Market Price” is equal to the volume weighted average price, rounded to four decimal places, of a share of our common stock as quoted on the NYSE during regular NYSE hours for the five days on which the NYSE is open and for which trades in our common stock are reported immediately preceding the investment date, or, if no trading occurs in our common stock on one or more of such days, for the five days immediately preceding the investment date for which trades are reported. The calculation of the Market Price is the responsibility of and shall be performed by the Administrator. The Administrator will obtain NYSE pricing information from Bloomberg, L.P. (“Bloomberg”) or, if Bloomberg is no longer providing this information, from another appropriate source.

Shares Purchased on the Secondary Market under the Plan. The purchase price for common stock that the Administrator purchases from parties other than us, either in the open market or in privately negotiated transactions, will be 100% of the “average price per share” actually paid by the Administrator, excluding any brokerage commissions.

For purposes of the calculation of the purchase price for shares purchased from parties other than us, either on the open market or in privately negotiated transactions, “average price per share” is equal to the weighted average of the actual prices paid, computed to four decimal places, for all of the common stock purchased with all participants’ reinvested dividends. When open market purchases are made by the Administrator, these purchases may be made on any securities exchange where our common stock is traded, in the over-the-counter market or by negotiated transactions, and may be subject to the terms with respect to price, delivery and other matters to which the Administrator agrees. We do not, and you will not, have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Administrator. However, when open market purchases are made by the Administrator, we will instruct the Administrator to use its reasonable efforts to purchase the shares at the lowest possible price. The calculation of the “average price per share” is the responsibility of and shall be performed by the Administrator.

We are not required to provide any notice to you as to the source of the common stock to be purchased under the plan.

10.	How will the number of shares purchased for my account be determined?

If you elect to participate in the plan, on each applicable investment date your account will be credited with the number (including fractions computed to three decimal places) of shares of common stock equal to the total amount of dividends to be reinvested on your behalf under the plan divided by the applicable price per share, which will be calculated pursuant to the applicable method described in Question 9. Subject to the availability of shares of common stock registered for issuance under the plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of dividends. If the aggregate number of shares of common stock shares registered for issuance under the plan and common stock purchased by the Administrator, upon our instruction, from parties other than us is insufficient to satisfy the reinvestment demand for a dividend period, you will receive such dividends in cash, as declared and paid in the usual manner. Please read Question 11.

The total amount to be reinvested on your behalf will depend on (i) the amount of any dividends paid by us on our common stock and (ii) the number of shares of common stock that you own and have designated for reinvestment under the plan. The amount of reinvested dividends to be invested will be reduced by any amount we are required to deduct for federal tax withholding purposes.

11.	What is the source of common stock purchased under the plan?

The Administrator will purchase common stock directly from us or from parties other than us, either on the open market or through privately negotiated transactions, or by a combination of the foregoing. We will determine the source of the common stock to be purchased under the plan after a review of current market conditions and our current and projected capital needs. Neither we nor the Administrator are required to provide any prior notice to you as to the source of the shares to be purchased under the plan.

12.	What are investment dates and when will dividends be invested?

Shares purchased under the plan will be purchased on an “investment date” and will be allocated and credited to participants’ plan accounts on the appropriate investment date. No interest will be paid on cash dividends pending investment or reinvestment under the terms of the plan.

The investment date for any applicable dividend will be (i) if acquired directly from us, the quarterly dividend payment date for such dividend, as declared by our board of directors or (ii) in the case of open market purchases, as soon as practicable following the date or dates of such purchases by the Administrator.

Neither we nor the Administrator will be liable when conditions, including compliance with the rules and regulations of the SEC or the laws of the Marshall Islands, prevent the Administrator from buying or selling common stock or interfere with the timing of the Administrator’s purchases or sales. We pay dividends as and when declared by our board of directors. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the plan obligates us to do so. The plan does not represent a guarantee of future dividends.

13.	Will I incur expenses in connection with my participation under the plan?

You will not pay brokerage commissions or service fees to purchase shares through the plan. However, you will incur fees for sales by the Administrator of common stock credited to your plan account, as described in Questions 15 and 17. We will pay all other fees charged by the Administrator in connection with the plan.

14.	Will I be credited with dividends on fractions of shares?

Yes. Any fractional share held in your plan account that has been designated for participation in the plan will receive a proportionate amount of any dividend declared on our common stock.

15.	Can I sell shares held in my plan account through the Administrator?

If you are a record holder, you may instruct the Administrator to sell all or any part of the shares held in your plan account. After receipt of your instructions, the Administrator will sell the shares through a designated broker or dealer. The Administrator will sell shares as often as daily but at least within five business days of receipt of the sale request, at then current market prices through one or more brokerage firms. You will bear the costs associated with any such sales, including a $15.00 service fee per transaction and a $0.12 per share brokerage commission, each paid to the Administrator. The Administrator will mail you a check for the proceeds of the sale (including in respect of any fractional shares), less the $15.00 service fee, the $0.12 per share brokerage commission, any taxes and any other applicable fees.

Alternatively, you may choose to withdraw your common stock from the plan and sell it through a broker of your choice, in which case you may instruct the Administrator to electronically transfer your common stock to the broker through the Direct Registration System. Please read Questions 16 and 17. You will not be charged any fees in connection with such transfers.

If you sell or transfer only a portion of the shares held in your plan account, you will remain a participant in the plan and may continue to reinvest dividends. If you have elected to have your dividends reinvested, the Administrator will continue to reinvest the dividends on the shares credited to your account, unless you notify the Administrator that you wish to withdraw from the plan. If you sell all shares held in your plan account, the Administrator will automatically terminate your account. In this case, you will have to complete and file a new enrollment form to rejoin the plan.

TERMINATING PARTICIPATION IN THE PLAN

16.	When may I withdraw from the plan?

You may withdraw from the plan at any time all or a portion of the shares held in your plan account. Please read Question 17. If a request to withdraw from the plan is received by the Administrator at least three business days prior to the dividend payable date, the participant will receive his or her dividends in cash. However, if the request to withdraw from the plan is received less than three business days prior to the dividend payable date, then that dividend will be reinvested and all subsequent dividends will be paid out in cash.

17.	How do I withdraw from the plan?

If you wish to withdraw from the plan with respect to all or a portion of the shares held in your plan account, you must notify the Administrator in writing (at the address provided in Question 20) or via the Internet (at the Administrator’s website, www.astfinancial.com) by utilizing the transaction request form attached to your dividend reinvestment statement. Please see Question 16 for a description of when you may withdraw shares from the plan and Question 22 for a description of dividend reinvestment statements.

Upon receiving a request for withdrawal, the Administrator will electronically transfer your common stock, in accordance with your instructions, through the Direct Registration System. However, the Administrator may electronically transfer whole shares only and, if you elect to terminate your participation in the plan, you must sell, through the Administrator, any fractional share held in your plan account. You will not be charged fees for electronic transfers by the Administrator, but your proceeds from any sales (including sales of fractional shares) by the Administrator in connection with your withdrawal from the plan will be reduced by the costs of such sales, as described in Question 15.

ADMINISTRATION AND PLAN ADMINISTRATOR

18.	Who administers the plan?

We have appointed American Stock Transfer & Trust Company, LLC to be the Administrator.

19.	What are the responsibilities of the Administrator?

The Administrator’s responsibilities include:

•	administration of the plan;

•	acting as your agent;

•	keeping records of all plan accounts;

•	sending dividend reinvestment statements to each participant;

•	purchasing and selling (to the extent requested by you), on your behalf, shares under the plan; and

•	the performance of other duties relating to the plan.

Holding Shares. Any shares you choose to enroll in the plan will be held by the Administrator, in its name, as your agent.

Receipt of Dividends. As the record holder for the plan shares, the Administrator will credit the dividends accrued on your plan shares as of the dividend record date to your plan account on the basis of whole or fractional plan shares held in such account and will automatically reinvest such dividends in additional shares. Any remaining portion of cash dividends not designated for reinvestment will be sent to you.

Other Responsibilities. The Administrator also acts as dividend disbursing agent, transfer agent and registrar for our common stock. If the Administrator resigns or otherwise ceases to act as the Administrator, we will appoint a new Administrator to administer the plan.

20.	How do I contact the Administrator?

You should send all transaction requests to the Administrator at:

American Stock Transfer & Trust Company, LLC

Wall Street Station

P.O. Box 922

New York, New York 10269-0560

You should send all correspondence to the Administrator at:

American Stock Transfer & Trust Company, LLC

6201 Fifteenth Avenue

Brooklyn, New York 11219

In addition, you may call the Administrator at (800) 278-4353 or contact the Administrator via the Internet at www.astfinancial.com. Representatives are available between the hours of 8:00 a.m. and 8:00 p.m., Eastern Standard Time, Monday through Friday. Please mention Danaos Corporation and this plan in all correspondence with the Administrator.

21.	What does the Administrator’s website provide?

Instead of submitting enrollment forms as described in Question 5, you can participate in the plan by accessing the Administrator’s website at www.astfinancial.com. You may do the following online:

•	enroll or terminate your participation in the plan;

•	direct the Administrator to sell common stock; and

•	view your account history and balances.

OTHER INFORMATION

22.	How will I keep track of my investments?

You will receive a dividend reinvestment statement following each purchase of additional shares under the plan. This detailed statement will provide you with the following information with respect to your plan account:

•	price paid per share purchased under the plan;

•	total number of shares purchased under the plan, including fractional shares;

•	date(s) of share purchases under the plan; and

•	total number of shares held in your plan account.

You should retain these statements to determine the tax cost basis of the shares purchased for your account under the plan. In addition, you will receive copies of other communications sent to our stockholders, including the U.S. Internal Revenue Service (the “IRS”) information for reporting dividends paid.

You can also view your account history and balance online by accessing the Administrator’s website at www.astfinancial.com.

23.	May shares in my account be pledged?

You may not pledge any of the shares held in your plan account. Any attempted pledge of these shares will be void. If you wish to pledge shares, you must first withdraw them from the plan.

24.	What happens if we declare a dividend payable in shares or a share split?

Any dividend payable in shares and any additional shares distributed by us in connection with a share split in respect of shares credited to your plan account will be added to that account. If you are a plan participant, share dividends or split shares that are attributable to shares registered in your own name and not in your plan account will be delivered in the same manner as to stockholders who are not participating in the plan.

Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split or similar corporate action.

25.	How will shares held by the Administrator be voted at meetings of stockholders?

If you are a record owner, you will receive a proxy card covering both directly held shares and shares held in the plan. If you are a beneficial owner and hold your shares through a broker, bank or other nominee, you should receive a proxy covering shares held in the plan from your broker, bank or other nominee.

If a proxy is returned properly signed and marked for voting, all of the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of your shares will be voted in accordance with recommendations of our board of directors, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in your name may be voted only by you and only in person.

26.	What are the Company’s and the Administrator’s responsibilities under the plan?

The Company and the Administrator, in administering the plan, will not be liable for any act or omission to act, including, without limitation, any claims of liability: (a) with respect to receipt or non-receipt of any payment, form or other writing purported to have been sent to the Company or the Administrator; (b) actions taken as a result of inaccurate and incomplete information or instructions; (c) in respect of any decision to amend, suspend, terminate or replace the plan in accordance with the terms hereof; (d) in respect of the involuntary termination of a participant’s participation in the plan in the circumstances described herein; (e) with respect to the discounts or prices at which shares are acquired under the plan for a participant’s account and the times such acquisitions are made; (f) in respect of income taxes or other liabilities payable by any participant or beneficial owner in connection with their participation in the plan; (g) arising out of failure to terminate your account upon your death or judgment of incompetence prior to the Administrator’s receipt of notice in writing of such death or judgment of incompetence; or (h) relating to any fluctuation in the market value of the common stock. We expressly disclaim responsibility for any of the Administrator’s actions or inactions in connection with the administration of the plan. Neither the Company nor the Administrator shall have any duties, responsibilities or liabilities except such as are expressly set forth in the plan.

We and the Administrator will be entitled to rely on completed forms and the proof of due authority to participate in the plan, without further responsibility of investigation or inquiry.

27.	What will be my responsibilities under the plan?

You should notify the Administrator promptly in writing of any change of address. The Administrator will address account statements and other communications to you at the last address of record you provide to the Administrator.

You will have no right to draw checks or drafts against your plan account or to instruct the Administrator with respect to any common stock or cash held by the Administrator except as expressly provided herein.

28.	May the plan be changed or discontinued?

Yes. We may suspend, terminate, or amend the plan at any time in our sole discretion. Notice will be sent to you of any suspension or termination, or of any material amendment, as soon as practicable after we take such an action. We may also substitute another plan administrator in place of the current Administrator at any time; you will be informed of any such substitution. We will determine any questions of interpretation arising under the plan and any such determination will be final.

29.	Are there any risks associated with the plan?

Your investment in shares held in your plan account is no different from your investment in shares held directly. Neither we nor the Administrator can assure you a profit or protect you against a loss on the shares that you purchase. You bear the risk of any loss and enjoy the benefits of any gain from market price changes with respect to such shares. You should read carefully the “Risk Factors” section in this prospectus, including the risk factors from our periodic filings that are incorporated herein by reference.

30.	How will you interpret and regulate the plan?

We will interpret, regulate and take any other action in connection with the plan that we deem reasonably necessary to carry out the plan. We may adopt rules and regulations to facilitate the administration of the plan. As a participant in the plan, you will be bound by any actions taken by us or the Administrator.

31.	What law governs the plan?

The terms and conditions of the plan and its operation will be governed by the laws of the Republic of the Marshall Islands.

USE OF PROCEEDS

We have no basis for estimating precisely either the number of shares of common stock that may be sold under the plan or the prices at which such common stock may be sold. We will receive proceeds from the sale of common stock that the Administrator purchases under the plan directly from us. We intend to use such proceeds for general corporate purposes.

CAPITALIZATION

Our capitalization as of March 31, 2021 is set forth in our Report on Form 6-K furnished to the SEC on May 10, 2021 (with filing date May 11, 2021), which is incorporated by reference herein. Such capitalization will be updated and superseded by information set forth in a report on Form 6-K or an Annual Report on Form 20-F subsequently incorporated herein by reference.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. Federal income tax considerations that may be relevant to a U.S. holder (as defined below) that participates in the plan (a “U.S. Participant”). This summary is for general information purposes only and does not take into account the individual facts and circumstances of any particular U.S. holder that may affect the U.S. Federal income tax consequences to such U.S. holder of participation in the plan. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. Federal income tax advice with respect to any U.S. Participant.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect. This discussion does not address any U.S. Federal non-income, or any state or local tax matters. You are encouraged to consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of participating in the plan.

You are a “U.S. holder” if you are a beneficial owner of our common stock and you are a U.S. citizen or resident, a U.S. corporation (or other U.S. entity taxable as a corporation), an estate the income of which is subject to U.S. Federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of that trust.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner in that partnership and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your own tax advisor.

Receipt of Common Stock Pursuant to the Dividend Reinvestment Plan

The following discussion is applicable except to the extent that the rules relating to passive foreign investment companies (“PFICs”) (discussed below in “—Passive Foreign Investment Company Considerations”) apply and provide otherwise. If you are a U.S. Participant, you generally will be treated, for U.S. Federal income tax purposes, as having received a distribution in an amount equal to the fair market value, determined as of the dividend payment date, of the common stock acquired directly from us with reinvested dividends pursuant to the plan. If the Administrator uses the reinvested dividends to purchase common stock on the open market, the amount of the distribution will be equal to the amount of such reinvested dividends used to purchase the common stock, including any brokerage fees or other expenses. The fair market value of the common stock on the dividend payment date may be higher or lower than the Market Price or “average price per share,” as applicable, used to determine the number of shares of common stock acquired pursuant to the plan.

The distributions with respect to our common stock that you receive from us will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described below, to the extent of our current or accumulated earnings and profits (as determined under U.S. Federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of your tax basis in our common stock (on a dollar-for-dollar basis) and thereafter as gain from the sale or exchange of the common stock. Because we are not a U.S. corporation, if you are a U.S. corporation (or a U.S. entity taxable as a corporation), you will not be entitled to claim a dividends-received deduction with respect to any distributions you receive from us, unless you own 10% or more of our stock and certain other requirements are satisfied. Dividends paid with respect to our common stock will generally be treated as “passive category income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

If you are an individual, trust or estate, dividends you receive from us should be treated as “qualified dividend income,” provided that:

(a) the common stock is readily tradable on an established securities market in the United States (such as the NYSE);

(b) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (see the discussion below under “—Passive Foreign Investment Company Considerations”);

(c) you own our common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock become ex-dividend;

(d) you are not under an obligation to make related payments with respect to positions in substantially similar or related property; and

(e) certain other conditions are met.

Qualified dividend income is taxed at a preferential maximum rate of 15% or 20%, depending on the income level of the taxpayer.

Special rules may apply to any “extraordinary dividend.” Generally, an extraordinary dividend is a dividend with respect to a share of our common stock in an amount that is equal to (or in excess of) 5% of your adjusted tax basis (or fair market value in certain circumstances) in such common stock. If we pay an extraordinary dividend on our common stock that is treated as qualified dividend income and if you are an individual, estate or trust, then any loss derived by you from a subsequent sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

There is no assurance that dividends you receive from us will be eligible for the preferential rates applicable to qualified dividend income. Dividends you receive from us that are not eligible for the preferential rates will be taxed at the ordinary income rates.

The tax basis of common stock acquired by you pursuant to the plan will be equal to the amount treated as a distribution to you, less the amount of any taxes withheld, as discussed below. The IRS, pursuant to Treasury Regulations on broker reporting of sales of securities and on the cost basis of securities, now requires administrators of dividend reinvestment plans to retain and accurately report cost basis information to stockholders and to the IRS. You should consult your own tax advisor regarding any applicable elections that may be appropriate for you. The holding period for common stock acquired pursuant to the plan will begin on the day following the dividend payment date.

Sale, Exchange or Other Disposition of Common Stock

You generally will recognize a taxable gain or loss when you sell or exchange our common stock and when you receive cash payments for fractional shares credited to your account upon withdrawal from or termination of the plan or otherwise. The amount of this gain or loss will be equal to the difference between the amount you receive for your common stock or fraction thereof and your adjusted tax basis in such common stock or fraction thereof. Such gain or loss will be treated as long-term capital gain or loss if your holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. Your ability to deduct capital losses against ordinary income is subject to limitations.

Passive Foreign Investment Company Considerations

Special U.S. Federal income tax rules apply to you if you are a U.S. holder and you hold stock in a non-U.S. corporation that is classified as a PFIC for U.S. Federal income tax purposes. In general, we will be treated as a PFIC in any taxable year in which, after applying certain look-through rules, either (a) at least 75% of our gross income for such taxable year consists of “passive income” (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business) or (b) at least 50% of the average value of our assets during such taxable year consists of “passive assets” (i.e., assets that produce, or are held for the production of, passive income).

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income we earned, or are deemed to earn, in connection with the performance of services will not constitute passive income. By contrast, rental income will generally constitute passive income (unless we are treated under certain special rules as deriving our rental income in the active conduct of a trade or business).

There are legal uncertainties involved in determining whether the income derived from time chartering activities constitutes rental income or income derived from the performance of services. We believe that, although there is no legal authority directly on point, the gross income that we derive from time chartering activities of our subsidiaries should constitute services income rather than rental income. Consequently, such income should not constitute passive income and the vessels that we or our subsidiaries operate in connection with the production of such income should not constitute passive assets for purposes of determining whether we are a PFIC. The characterization of income from time charters, however, is uncertain. Although there is older legal authority supporting this position consisting of case law and Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters as services income for other tax purposes, the United States Court of Appeals for the Fifth Circuit held in Tidewater Inc. and Subsidiaries v. United States, 565 F.3d 299; (5th Cir. 2009), that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of the “foreign sales corporation” rules under the Code. The IRS has stated that it disagrees with and will not acquiesce to the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. However, the IRS's statement with respect to the Tidewater decision was an administrative action that cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would agree with the Tidewater decision. However, if the principles of the Tidewater decision were applicable to our time charters, we would likely be treated as a PFIC. Moreover, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC, we cannot assure you that the nature of our assets, income and operations will not change, or that we can avoid being treated as a PFIC for any taxable year.

In the absence of any election, if we were to be treated as a PFIC for any taxable year during which you held our common stock, you would be taxed under generally unfavorable rules with respect to distributions received from us or gain on the sale, exchange or other disposition of our common stock. Among the unfavorable rules are a loss of favorable capital gains rates and the imposition of an interest charge. Additionally, for each year during which you own our common stock, and we are a PFIC and the total value of all PFIC stock that you directly or indirectly own exceeds certain thresholds, you will be required to file IRS Form 8621 with your U.S. Federal income tax return to report your ownership of our common stock.

The PFIC rules are complex, and you are encouraged to consult your own tax advisor regarding the PFIC rules, including the annual PFIC reporting requirement.

Unearned Income Medicare Contribution Tax

Each U.S. holder who is an individual, estate or trust will generally be subject to a 3.8% Medicare tax on the lesser of (a) such U.S. holder’s “net investment income” for the relevant taxable year and (b) the excess of such U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). For this purpose, net investment income generally includes dividends on and capital gains from the sale, exchange or other disposition of our common stock, subject to certain exceptions. You are encouraged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains from your ownership of our common stock.

United States Backup Withholding and Information Reporting

In general, if you are a non-corporate U.S. holder, dividend payments (or other taxable distributions) made within the United States will be subject to information reporting requirements and backup withholding tax if you (a) fail to provide us with an accurate taxpayer identification number, (b) are notified by the IRS that you have failed to report all interest or dividends required to be shown on your Federal income tax returns, or (c) in certain circumstances, fail to comply with applicable certification requirements.

If a distribution is subject to backup withholding, backup withholding will be withheld from the distribution before the distribution is reinvested under the plan and the amount of tax withheld will be included in determining the amount of dividend income.

If you sell our common stock to or through a U.S. office or broker, the payment of the sales proceeds is subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell our common stock through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment.

However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell our common stock through a non-U.S. office of a broker that is a U.S. person or has certain other connections with the United States. Backup withholding is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by accurately completing and timely filing a refund claim with the IRS.

U.S. individuals who hold certain specified foreign assets with values in excess of certain dollar thresholds are required to report such assets on IRS Form 8938 with their U.S. Federal income tax return, subject to certain exceptions (including an exception for foreign assets held in accounts maintained by U.S. financial institutions). Stock in a foreign corporation, including our common stock, is a specified foreign asset for this purpose. Penalties apply for failure to properly complete and file Form 8938. You are encouraged to consult with your own tax advisor regarding the filing of this form.

MARSHALL ISLANDS TAX CONSIDERATIONS

We are a non-resident domestic Marshall Islands corporation. Because we do not, and we do not expect that we will, conduct business or operations in the Marshall Islands, under current Marshall Islands law we are not subject to tax on income or capital gains and our stockholders (so long as they are not citizens or residents of the Marshall Islands) will not be subject to Marshall Islands taxation or withholding on dividends and other distributions (including upon a return of capital) we make to our stockholders. In addition, so long as our stockholders are not citizens or residents of the Marshall Islands, our stockholders will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, holding or disposition of our common stock, and our stockholders will not be required by the Republic of the Marshall Islands to file a tax return relating to our common stock.

Each stockholder is urged to consult his or her tax counselor or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of their investment in us. Further, it is the responsibility of each stockholder to file all state, local and non-U.S., as well as U.S. Federal tax returns that may be required of them.

PLAN OF DISTRIBUTION

Subject to the discussion below, except to the extent the Administrator purchases our common stock in the open market or in privately negotiated transactions with third parties, the shares acquired under the plan will be sold directly by us through the plan. American Stock Transfer & Trust Company, LLC, as the Administrator, will assist in the identification of stockholders, execute transactions in our common stock pursuant to the plan and provide other related services, but will not be acting as an underwriter with respect to our common stock sold under the plan. Participants will pay no brokerage commissions or trading or transaction fees on shares of common stock that are purchased through the plan with reinvested cash dividends. However, you may be responsible for other fees and expenses, including handling fees and brokerage commissions and trading and transaction fees upon the sale of your shares that are subject to the plan, including any sale of your shares upon the termination of your participation in the plan. Our common stock is currently listed for trading on the NYSE under the symbol “DAC”.

Persons who acquire shares of common stock through the plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant in the plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of common stock so purchased.

Certain of our major stockholders, directors, officers or members of our management may participate in the plan.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from optional cash purchases or any discounts to the Market Price applicable to shares of common stock purchased pursuant to the plan. Those transactions may cause fluctuations in the trading price and volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. The difference between the price owners who may be deemed to be underwriters pay us for shares acquired under the plan, after deduction of the applicable discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by these owners in connection with such transactions. We have no arrangements or understandings, formal or informal, with any person relating to the sale of common stock to be received under the plan. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the plan.

Common stock may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

EXPENSES

The following are the expenses estimated to be incurred by us in connection with a possible offering of the securities registered under this registration statement.

SEC Registration Fee	$19,487.45
Printing and Mailing	5,000.00
Legal Fees and Expenses	25,000.00
Accountants’ Fees and Expenses	15,000.00
Plan Administrator Fees[1]	2,000.00
NYSE Fees	14,400.00
Miscellaneous Costs	25,012.55
Total	$91,500.00

1 One time fee paid at the time the plan was initially adopted.

LEGAL MATTERS

The validity of the securities that may be offered by this prospectus and certain other matters relating to Marshall Islands law will be passed upon for us by Reeder & Simpson P.C. Certain other legal matters relating to United States law will be passed upon for us by Morgan, Lewis & Bockius LLP.

EXPERTS

The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are a Marshall Islands corporation and our executive offices are located outside of the United States. A majority of our directors and officers and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

INDEMNIFICATION

We are a Marshall Islands corporation. Section 60 of the BCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

A Marshall Islands corporation also has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

To the extent that a director or officer of a Marshall Islands corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraph, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized under Section 60 of the BCA.

Section 60 of the BCA also permits a Marshall Islands corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 60 of the BCA. In this regard, we have entered into employment agreements with its chief executive officer, chief operating officer and chief financial officer which provide that we will maintain directors' and officers' liability insurance policies during the term of such executive's employment and for five years thereafter at a level, and on terms and conditions, no less favorable than the coverage we provide other similarly-situated executives so long as such coverage is available from the carrier and does not increase the cost of such policy by more than 10% per annum.

The indemnification and advancement of expenses provided by, or granted pursuant to, Section 60 of the BCA are not exclusive of any other rights to which those seeking indemnification and advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. In this regard, our Amended and Restated Bylaws (“Bylaws”) provide that such expenses (including attorneys' fees) incurred by former directors and officers may be so paid upon such terms and conditions, if any, as we deem appropriate, and the board of directors may authorize our legal counsel to represent a present or former director or officer in any action, suit or proceeding, whether or not we are a party to such action, suit or proceeding. Our Bylaws further provide for indemnification of directors and officers on the basis described above as being permitted by Section 60 of the BCA and provide, to the extent authorized from time to time by our board of directors, rights to indemnification and to the advancement of expenses to employees and agents of the corporation similar to those conferred to our directors and officers.

Our Restated Articles of Incorporation, as amended, provide that no director shall have personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, but the liability of a director is not limited or eliminated (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.   Indemnification of Directors and Officers

The description of indemnification provisions relating to officers and directors under the caption “Indemnification” in Part I of this document is incorporated by reference herein.

Item 9. Exhibits

Exhibits No.	Description
4.1	Restated Articles of Incorporation of Danaos Corporation, as amended by Articles of Amendment dated August 10, 2018 and Articles of Amendment dated May 1, 2019 (incorporated by reference to Exhibit 1.1 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2019 filed with the SEC on February 27, 2020).
4.2	Amended and Restated Bylaws of Danaos Corporation (incorporated by reference to the Company’s Form 6-K filed with the SEC on September 23, 2009).
4.3	Stock Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Form 6-K filed on May 3, 2019).
5.1	Opinion of Reeder & Simpson P.C. (special counsel on Marshall Islands law to the Company) as to the validity of the securities being registered.
8.1	Opinion of Reeder & Simpson P.C. (special counsel on Marshall Islands law to the Company) regarding Marshall Islands tax matters.
8.2	Opinion of Morgan, Lewis & Bockius LLP (United States counsel to the Company) regarding U.S. tax matters.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Reeder & Simpson P.C. (included in Exhibit 5.1).
23.3	Consent of Reeder & Simpson P.C. (included in Exhibit 8.1).
23.4	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.2).
24.1	Powers of Attorney (included on the signature page hereto).

Item 10. Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.   to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii.   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended, if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8. A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Rule 3-19 of the Securities Act of 1933, as amended, if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Form F-3.

That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece, on May 10, 2021.

DANAOS CORPORATION

By:	/s/ Evangelos Chatzis
Name:	Evangelos Chatzis
Title:	Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby appoints John Coustas, Iraklis Prokopakis and Evangelos Chatzis, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462 of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature and Name	Title	Date

/s/ John Coustas	Chairman, President and Chief Executive Officer (principal executive officer)	May 10, 2021
John Coustas

/s/ Iraklis Prokopakis	Chief Operating Officer and Director	May 10, 2021
Iraklis Prokopakis

/s/ Evangelos Chatzis	Chief Financial Officer (principal financial officer and principal accounting officer)	May 10, 2021
Evangelos Chatzis

/s/ Petros Christodoulou	Director	May 10, 2021
Petros Christodoulou

/s/ Anthony Kandylidis	Director	May 10, 2021
Anthony Kandylidis

/s/ Myles R. Itkin	Director	May 10, 2021
Myles R. Itkin

/s/ Miklós Konkoly-Thege	Director	May 10, 2021
Miklós Konkoly-Thege

	Director	May 10, 2021
William Repko

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the aforementioned Registrant, has signed this Registration Statement in Newark, Delaware on May 10, 2021.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director